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Exhibit 99.1 – CERTIFICATIONS PURSUANT TO SECTION 906 OF THE SARBANES–OXLEY ACT OF 2002

In connection with the filing of the Genesis Health Ventures, Inc. Quarterly Report on Form 10–Q for the period ended December 31, 2002 with the Securities and Exchange Commission on the date hereof (the “Report”), I Robert H. Fish, the principal executive officer of Genesis Health Ventures, Inc, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to Section 906 of the Sarbanes–Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of section 13 (a) or 15 (d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 12, 2003

/s/  Robert H. Fish
Robert H. Fish